NEWS RELEASE
CONTACTS:
John S. Ippolito, Chief Executive Officer
281-419-3742 / jippolito@1Epic.com

Mike Kinney, Chief Financial Officer
281-419-3742 / mkinney@1Epic.com

EPIC ENERGY RESOURCES ANNOUNCES
FOURTH QUARTER RESULTS

April 14, 2010 — Houston, TX — Epic Energy Resources, Inc. (OTCBB: EPCC) (the “Company”) a provider of engineering, management consulting, training and data management services to the energy industry, today announced the completion of a private placement offering in which the Company consummated the following transactions:

•
Raised approximately $3.6 million of cash through the issuance and sale of approximately 3.6 million shares of its Series A Preferred Stock at $1.00 per share. Each share of Series A Preferred Stock (the “Preferred Stock”) will be convertible into fourteen (14) shares of the Company’s common stock, no par value (“Common Stock”) following the amendment of the Company’s Articles of Incorporation to increase the number of authorized common shares.  In addition, the Company has agreed to register  the underlying Common Stock; and

•	Exchanged approximately 16.4 million shares of unrestricted Common Stock, on a one to one basis, and 451,299 of Preferred Stock, for all its outstanding Series C and Series D Convertible Warrants; and

•
Debenture Holders holding 98% of the Company’s outstanding principal amount under its 10% secured debentures due December 5, 2012 (“Debentures”) agreed to waive certain breaches under the agreements pertaining to the Debentures and to defer approximately $6 million of principal payments to be paid during 2010 until the end of 2012, in return for 6 million shares of the Company’s Common Stock. Also, the Debenture Holders holding the remaining 2% of the Company’s Debentures agreed to the redemption of their Debentures  at par value plus accrued interest; and

•	Redeemed $1 million of principal amount outstanding under its Debentures from Whitebox Advisors, LLC in return for 14 million shares of its Common Stock; and

•
Agreed to issue approximately 1.2 million shares of Preferred Stock to members of management, including its Board members, in exchange for $525,000 of past due compensation and fees, and to permanently reduce management’s  compensation through the remainder of 2010 by approximately $675,000.

John S. Ippolito, the Company’s President & CEO stated, “we completed this private placement in order to address our needs for working capital and liquidity to enable the Company to fund existing and future projects.  We want to express our thanks to our new stockholders who have provided us with over $3.6 million of additional working capital and to our Debenture Holders and management team for their cooperation and participation in this Offering.  Management is  focused on delivering cost effective services to our customers and to growing the revenues and opportunities in each of our business segments”.

EXCHANGE OFFER SUMMARY TABLE

	Pre-Investment/Exchange		Post-Investment/Exchange
	Shares (fully diluted)%		Shares (fully diluted)%
Common Stock:
Outstanding Shares	45,413,734	59.7	79,727,261	(1)	48.8
Warrant Shares
Common	5,613,668	7.4
Debentures	17,071,363	22.4
Employee Options	7,975,687	10.5	7,975,687		4.9
Preferred Stock:
Series A Preferred Stock	-	-	75,577,502	(2)	46.3
	76,074,452	100%	163,274,450		100%

(1) The post-investment fully diluted shares includes the following:
Outstanding Common Stock	45,413,734
Series C Warrants Exchanged for Common Stock	4,613,668
Series D Warrants Exchanged for Common Stock	11,753,181
Common Stock Issued to Debenture Holders	3,940,678
Outstanding Debenture Principal Amount Converted ($1.0 M)	14,000,000
Total Post-Investment Fully Diluted Shares of Common Stock	79,727,261

(2) Series A Preferred Stock
Compensation to Management and the Board of Directors (1.2M)	16,800,000
Issuance to New Investors (3.6M)	50,400,000
Series C Warrants Exchanged for Preferred Shares	1,000,000
Series D Warrants Exchanged for Preferred Shares	5,318,180
Series A Preferred Stock Issued to Debenture Holders (147,094)	2,059,322
Total Post-Investment Preferred Shares (14 to 1 Conversion)	75,577,502

CAPITALIZATION

The following table sets forth our capitalization as of  April 9, 2010 (1) on an actual basis and (2) as adjusted to reflect net proceeds from the sale by us of 3,600,000 shares of Preferred Stock in this offering, at a sale price of $1.00 per share, after deducting our estimated offering expenses, the issuance of Common Stock and Series A Preferred Stock in exchange for outstanding Warrants and certain amendments and waivers to our Debentures, the issuance of Preferred Stock in exchange for amounts owing to directors and certain members of our management, the cancellation of the Castex Ventures Note and the issuance of Common Stock in exchange for the redemption of certain Debentures.  You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, and our audited financial statements and related notes for the year ended December 31, 2009 included therein.

	December 31, 2009
	Historical (Audited)	As Adjusted
	(In thousands, except par value and share information)

Cash	$153	$5,003

Debentures	14,922	13,750
Note Payable Secured by Assets Acquired	1,343	1,343
Note Payable – EIS Acquisition	1,070	1,070
Other Liabilities	7,568	6,368
Total Debt	$24,903	$22,531

Stockholders’ equity
Series A Preferred Stock	$-	$4,947
Common Stock, no par value, authorized 100,000,000 shares; outstanding 45,413,781, net of treasury stock, actual; and 79,727,261 issued and outstanding, as adjusted for the issuance of 34,313,527 shares	33,639	33,639
Warrants	-	-
Additional paid-in capital	1,924	1,924
Accumulated deficit	(31,778)	(31,778)
Accumulated other comprehensive loss	-	-
Treasury stock, at cost, no shares	-	-
Total stockholders’ equity	3,785	8,732

Total Capitalization	$28,688	$31,263

About the Company

Epic Energy Resources, Inc. is a Houston based integrated energy services company.  Epic provides business and operations consulting; engineering, procurement, and construction management; production operations & maintenance; specialized training, operating manuals, data management and data integration focused primarily on the upstream, midstream and downstream energy infrastructure.  Epic is headquartered at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. Office - 281-863-9635, www.1Epic.com.

Forward Looking Statements

Certain statements included in this release constitute forward-looking statements.  These forward-looking statements are based on management’s belief and assumptions derived from currently available information.  Although Epic Energy Resources, Inc. (“Epic”) believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from forward-looking statements expressed or implied herein as a result of a variety of factors including, but not limited to: a decline in the price of, or demand for, oil and gas, demand for Epic’s services, loss or unavailability of key personnel, inability to recruit or retain personnel, competition for customers and contracts, various potential losses associated with fixed-price contracts,  general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in Epic’s filings with the Securities and Exchange Commission.  Epic does not undertake any obligation to publicly update forward looking statements contained herein to reflect subsequent events or circumstances.